U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Mills, Kim S.
   7N071 Glen Rd.
   Medinah, IL USA 60157
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Senior Vice President

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common stock                 |      |    |                  |   |           |42821              |D     |                           |
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Common stock                 |      |    |                  |   |           |234                |I     |Spouse                     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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1998 Operating stock    |16.25   |11/18|A   |16650      |   |11/18|11/18|Common stock|16650  |16.25  |16650       |D  |            |
options (right to buy)  |        |/98  |    |           |   |/99 [|/08  |            |       |       |            |   |            |
                        |        |     |    |           |   |1]   |     |            |       |       |            |   |            |
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Feb 1997 stock options  |        |     |    |           |   |     |     |Common stock|       |       |37500       |D  |            |
(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Dec 1997 stock options  |        |     |    |           |   |     |     |Common stock|       |       |13000       |D  |            |
(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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1996 ISO stock options  |        |     |    |           |   |     |     |Common stock|       |       |8000        |D  |            |
(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. One third of the options become exercisable on November 18, 1999, 2000 and 2001, respectively.

/s/ Kim S. Mills
SIGNATURE OF REPORTING PERSON
/Signature/
Kim S. Mills
DATE
2/16/99